Exhibit 99.1
Academy Sports + Outdoors Appoints Three to its Board of Directors
Michael Dastugue, Shannon Hennessy, and Clay Johnson named Directors

KATY, TEXAS (December 2, 2025) — Academy Sports and Outdoors, Inc. (“Academy” or the “Company”) (Nasdaq: ASO) today announced that Michael Dastugue, Shannon Hennessy, and Clay Johnson have been appointed to its Board of Directors (the “Board”), and Mr. Dastugue to the Audit Committee, effective Monday, December 1, 2025. As Academy continues to make progress on its Long Range Plan, the addition of industry veterans Mr. Dastugue, Ms. Hennessy, and Mr. Johnson to its Board reinforces the strength of the business and its strategies for continued growth. In addition, it bolsters Academy’s capabilities in digital transformation, artificial intelligence, accounting, finance, and real estate which align with the Company’s strategic imperatives.

“We are pleased to welcome Michael, Shannon, and Clay,” said Ken Hicks, Chairman of the Board of Directors. “We continuously evaluate the composition of our Board to ensure our Directors are both brand and business experts that share a passion for helping more families to have fun outdoors. We believe Michael, Shannon, and Clay’s combined expertise in complex business environments will enable Academy to capitalize on current opportunities and execute its growth strategy.”

Mr. Dastugue has over 30 years of accounting, finance, real estate, and retail operations experience. He most recently served as Chief Financial Officer for Hanesbrands, Inc. from May 2021 to February 2023. Prior to Hanesbrands, Inc., Mr. Dastugue served as Executive Vice President and Chief Financial Officer for Walmart US from June 2015 to March 2021 and Executive Vice President and Chief Financial Officer for Sam’s Club from January 2013 to May 2015. Prior to Walmart Inc., Mr. Dastugue held various leadership positions at J. C. Penney Company, Inc. from 1991 to 2012, including Executive Vice President and Chief Financial Officer, and was previously a public accountant with Arthur Andersen & Co. for three years. He is a graduate of Texas A&M University with a Bachelor of Business Administration with a concentration in Accounting and Finance and earned a Master of Business Administration with a concentration in Finance from the University of Texas.

Ms. Hennessy has 25 years of experience across restaurant leadership and consulting, including retail operations, digital growth, financial planning, reporting, supply chain, logistics, talent, and strategic planning. She has served as the Chief Executive Officer of Habit Burger & Grill since June 2023 and as President from July 2022 to June 2023. Prior to Habit Burger & Grill, she served as the KFC Global Chief Financial Officer from February 2020 to August 2022. Prior to KFC, Ms. Hennessy was a consultant with McKinsey & Company with clients in consumer-facing industries, including retail, consumer goods, hospitality, and logistics for nearly 20 years. She is a graduate of The Wharton School with a Bachelor of Science in Economics and earned a Master of Business Administration from Northwestern University – Kellogg School of Management.

Mr. Johnson has over 25 years of digital transformation, cybersecurity, strategic planning, and global operations experience. He most recently served as the Chief Digital and Technology Officer for Yum! Brands, Inc. from October 2019 to April 2024 and as Senior Advisor from April 2024 to April 2025. Prior to Yum! Brands, Inc., Mr. Johnson served as Chief Information Officer and Executive Vice President, Global Business Services at Walmart, Inc. from January 2017 to October 2019. He served as Chief Information Officer, Senior Vice President and Corporate Officer at General Electric Power and General Electric Digital from July 2014 to January 2017. Mr. Johnson held other senior positions at Boeing, Dell, Nortel Networks, FedEx, and the United States Coast Guard. Mr. Johnson previously served on the board of directors of Sealed Air Corporation from May 2023 to May 2025, including on its Audit Committee. He is a graduate of the University of Texas with a Bachelor of Science in Computer Science and Engineering and earned a Master of Business Administration from the University of Texas, Dallas.

With this change, Academy’s Board is now comprised of 12 directors.

Exhibit 99.1

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to more than 300 stores across 21 states and counting. Academy's mission is to provide “Fun for All”and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy's product assortment focuses on key categories of outdoor, apparel, sports & recreation and footwear through both leading national brands and a portfolio of private label brands. For more information, visit www.academy.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy’s current expectations and are not guarantees of future performance. Forward-looking statements may incorporate words such as “believe,” “expect,” “anticipate,” “forward,” “ahead,” “opportunities,” “plans,” “priorities,” “goals,” “future,” “short/long term,” “will,” “should,” or the negative version of these words or other comparable words. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Academy's control. These and other important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the U.S. Securities and Exchange Commission (the “SEC”), including Academy's Annual Report on Form 10-K under the caption "Part 1A.Risk Factors," as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact	Media Contact
Dan Aldridge	Meredith Klein
VP, Investor Relations	VP, Communications
832-739-4102	346-823-6615
dan.aldridge@academy.com	meredith.klein@academy.com
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